Exhibit 99.1

AgEagle Satisfies in Full All Payment Obligations for

2021 Acquisitions of MicaSense and senseFly at a 50% Discount

WICHITA, Kan. – (GLOBE NEWSWIRE) – August 2, 2022 — AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full-stack drone, sensor and software solutions for commercial and government/defense use, today announced that pursuant to certain waiver agreements dated as of July 22, 2022, the Company has made final holdback payments in full satisfaction of its payment obligations for the 2021 acquisitions of MicaSense, senseFly, SA and senseFly, Inc. in an effort to strengthen its balance sheet and properly position the Company for strategic growth opportunities.

Commenting on the debt negotiation, Barrett Mooney, Chairman and CEO said, “Thanks to our institutional shareholders who have continued to support our capital raising efforts, and in light of the tightening capital markets, we are very pleased to announce that AgEagle was able to settle more than $7.35 million of debt at a significant and beneficial discount.”

On July 22, 2022, AgEagle entered into waiver agreements pursuant to which the Company was released from 50% of its payment obligations relating to holdback amounts in connection with the acquisitions of MicaSense and senseFly. Upon making cash payments totaling $3,650,601 on July 29, 2022, AgEagle fully satisfied its payment obligations.

Nicole Fernandez-McGovern, Chief Financial Officer and Executive Vice President of Operations at AgEagle, stated, “We are very pleased to have satisfied all contractual payment obligations in consideration of our acquisitions of MicaSense and senseFly at highly favorable, cash-preserving terms for our Company. We will continue to seek creative and meaningful strategies to further strengthen our balance sheet and create value for our shareholders in the future.”

For additional details regarding the debt settlement, please refer to the Form 8-K to be filed with the U.S. Securities & Exchange Commission later today and accessible at www.sec.gov.

About AgEagle Aerial Systems Inc.

AgEagle and its wholly-owned subsidiaries are actively engaged in designing and delivering best-in-class drones, sensors and software that solve important problems for our customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our websites at www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

AgEagle Aerial Systems Contacts:

Investor Relations: Media Inquiries:

Gateway Group, Inc. media@ageagle.com

Matt Glover or Cody Cree

Phone: 949-574-3860

Email: UAVS@gatewayIR.com